Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc.

Declares Quarterly Cash Dividend

Addison, Texas – June 21, 2023 / Business Wire / – The Board of Directors of Guaranty Bancshares, Inc. (NYSE: GNTY), the parent company of Guaranty Bank & Trust, N.A., declared a quarterly cash dividend today in the amount of $0.23 per share of common stock. The dividend will be paid on July 12, 2023, to stockholders of record as of the close of business on July 1, 2023. Ty Abston, Chairman and Chief Executive Officer stated, “For the last 33 years Guaranty has paid an increasing dividend, and based on the current market price equates to approximately a 3.35% yield. We are proud of the long-standing track record of a steady and growing cash dividend.”

About Guaranty Bancshares

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. and has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of March 31, 2023, Guaranty Bancshares, Inc. had total assets of $3.4 billion, total loans of $2.4 billion and total deposits of $2.6 billion. Visit www.gnty.com for more information.

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Contact Information:

Cappy Payne
Senior Executive Vice President & Company CFO
Guaranty Bancshares, Inc.
(888) 572-9881

investors@gnty.com